Exhibit 99.1

News Release

Contact(s):	Media Inquiries	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

VISTEON CORPORATION COMMENCES TENDER OFFER FOR UP TO $250 MILLION OF ITS 7.95% NOTES DUE 2005

DEARBORN, Mich., March 1, 2004 – Visteon Corporation (NYSE: VC) today announced that it has commenced a cash tender offer for up to $250,000,000 aggregate principal amount of its 7.95% Notes due 2005. The tender offer will expire at 5:00 p.m., New York City time, on Friday, April 2, 2004, unless extended or earlier terminated.

Under the terms of the offer, the Company is offering to purchase a portion of the outstanding Notes at a purchase price based on the yield to maturity of a specified U.S. Treasury reference security plus a fixed spread, in addition to paying accrued and unpaid interest for the period up to but excluding the settlement date of the offer. Holders who tender on or prior to 5:00 p.m., New York City time, on March 12, 2004 will receive the total consideration, which includes an early tender premium. If the aggregate principal amount of Notes validly tendered and not properly withdrawn exceeds $250,000,000, Visteon will accept Notes for purchase on a pro rata basis based on the principal amount of Notes tendered. Payment for tendered Notes will be made in same day funds on the second business day after the expiration of the offer, or as soon as practicable thereafter.

The tender offer is conditioned upon the satisfaction of certain conditions, including the consummation by Visteon before the expiration of the tender offer of an offering of registered debt securities on terms and conditions satisfactory to the company, with net proceeds at least sufficient to purchase the maximum number of Notes that may be tendered and accepted by Visteon pursuant to the terms of the tender offer. If any of the conditions are not satisfied, Visteon is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, and may even terminate the tender offer. Full details of the

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News Release

terms and conditions of the tender offer are included in the company’s Offer to Purchase dated March 1, 2004.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. will act as Dealer Managers for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (212) 430-3774 or (866) 470-4200.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The offer is made only by an Offer to Purchase dated March 1, 2004. Persons with questions regarding the offer should contact the Dealer Managers: (i) Citigroup Global Markets Inc., toll-free at (800) 558-3745, or (ii) J.P. Morgan Securities Inc., toll-free at (866) 834-4666. Statements in this press release regarding the offering of registered debt securities shall not constitute an offer to sell or a solicitation of an offer to buy such securities.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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